Exhibit 10.1

CONFIDENTIAL – VIA EMAIL

January 13, 2016

Mr. Christopher Aye, EVP & CFO

Mr. Rick Bigelow, SVP

Skyview Capital

8th Floor North Tower

2000 Avenue of the Stars

Los Angeles, CA 90067

Re:	Skyview’s Portfolio Company, IMT

Dear Chris and Rick:

This updated letter of intent ("Letter of Intent" or “LOI”) sets forth the post-initial due diligence intent on the part of xG Technology, Inc (“xG” or the “Buyer””) whereby xG, or its assignee or designee, will acquire designated assets (the "Designated Assets") and liabilities (the “Designated Assumed Liabilities”) of Integrated Microwave Technologies, a Delaware LLC (“IMT” or the “Company”) as designated on Schedules "A" and “B” hereto, which such schedules are incorporated herein by reference. Such business and assets are to be acquired from the owner, Skyview Capital (the “Seller”). The parties herein will be collectively referred to as the “Parties”.

This LOI is intended to be binding on both Parties and supersedes the preliminary nonbinding LOI dated November 18, 2015.

The bulk of xG’s due diligence investigation is done and it both appreciates and recognizes the professional way that IMT and Seller assisted us in such matter. While xG has some concerns based on such investigation, and which Seller acknowledges, it is the intent of the Parties hereto that such concerns be handled at this point as conditions precedent to closing (“Conditions Precedent”) as outlined below. Additionally, xG will continue to have access to the management of IMT between this date and closing (the “Closing”) regarding any remaining outstanding items and to understand any changes to the business between now and Closing. Seller agrees that management is to keep xG apprised of any changes in its business or the operations thereof up until and including the date of Closing.

It is our intent to negotiate a mutually acceptable business and asset purchase and sale agreement (the "Agreement") which, among other things, will provide for the following:

1.	Provided that the Seller agrees to the terms below and countersigns this LOI by January 14, 2016, and subject to Seller also meeting such dates and requirements to achieve a quick and timely closing, xG agrees to close by January 31, 2016. And despite concerns raised from the due diligence investigation, as long as Conditions Precedent below are dealt with to Buyer’s satisfaction, xG will not propose to amend the overall consideration of $3 million for the Designated Assets and that was previously discussed. Should such terms however change, that may materially impact any other terms below and xG reserves the right to revise such terms and/or withdraw its offer.

2.	Provided a timely closing, xG will pay $1.5 million cash to Seller by March 31, 2016; or alternatively sixty days post-closing should such closing date be later than January 31, 2016.

240 South Pineapple Avenue • Suite 701 • Sarasota, FL 34236 • 941.953.9035 • 941.954.8595 (F) • www.xGtechnology.com

3.	xG agrees to provide a promissory note at Closing for an additional $1.5 million cash to be paid eighteen months subsequent to the date of Closing. xG will pay 6% interest, payable semi-annually, on such note and the Parties by mutual agreement can choose to pay it in shares should they deem that preferable.

4.	Conditions Precedent to Closing are as follows:

A.	John Payne agrees to a compensation and incentive package that is mutually agreeable to both xG and him.

B.	The sublease references that it can be automatically extended until November 2017 and after adjusting the rent to the actual square footage that IMT now utilizes. This extension should be done and subjected to xG’s acceptance of such revised terms and based on the actual square footage now occupied/needed by IMT. xG and IMT management will need to mutually agree these terms.

C.	xG sees each updated financial statement since the last one it received in due diligence and to be updated up until and including the date of Closing.

D.	IMT will provide xG with the best estimate of the amount of costs of goods sold that it projects for 2016 that will come out of existing inventory (where xG does not have to pay the costs of new inventory). And in such a manner that xG can then determine the estimated COGS where the Company will have to fund its COGS. That was unclear from the projections that xG already received.

E.	Any other material items that may substantially impact cash flow based on the projection should be disclosed to xG.

F.	The terms of the promissory note will be agreed.

5.	Once this LOI is fully executed, xG will be required to issue a press release concerning this acquisition. And xG will provide Seller with an advance copy of such release before issuance thereof.

6.	In consideration of the substantial expenditures of time, effort, and expense to be undertaken by xG in connection with the performance of due diligence and the preparation of the Agreement, the Company and Seller agree not to initiate or enter into any discussions with any other prospective purchaser of the assets and/or liabilities, or of the stock or businesses of the Company prior to 15 February 2016.

7.	Upon execution of this Letter of Intent, and assuming satisfactory resolution of the Conditions Precedent, the Company, the Seller and their respective agents agree to negotiate and work toward the execution of the Agreement. The parties agree that, if the Agreement is negotiated to the satisfaction of the respective parties, upon execution of the Agreement, they will with all deliberate speed take such actions as are reasonably necessary to consummate the transaction.

8.	This transaction will be subject to the satisfaction of the terms, covenants, conditions and other provisions to be contained in the Agreement. And such Agreement shall also contain such other terms, covenants and conditions as are customary for a transaction of this size and type.

This Letter of Intent is intended to be and shall constitute a legally binding and enforceable document of xG and the Seller, each acting through its respective Boards of Directors.

If the foregoing meets your approval, please so signify by signing and returning the enclosed copy of this Letter of Intent.

Balance of page left intentionally blank.

This Letter of Intent may be executed in counterparts and each counterpart will be treated as if it were an original.

Sincerely,

xG Technology, Inc.

By:	/s/ George F. Schmitt

George F. Schmitt, CEO

(This LOI is good only until 5 p.m. Wednesday, Jan. 14, 2016, unless both signatures received)

Agreed and accepted:

International Microwave Technologies, LLC

/s/ Richard A. Bigelow

Print Name/Title: Richard A. Bigelow CEO - IMT